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                     October 14, 2020

       Howard W. Lutnick
       Chief Executive Officer
       CF Finance Acquisition Corp.
       110 East 59th Street
       New York, NY 10022

                                                        Re: CF Finance
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 7,
2020
                                                            File No. 001-38759

       Dear Mr. Lutnick:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance